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                  May 29, 2020

       J. Mark Flippin
       Secretary
       AMERICAN NATIONAL INSURANCE CO
       One Moody Plaza
       Galveston, Texas 77550-7999

                                                        Re: AMERICAN NATIONAL
INSURANCE CO
                                                            Preliminary Proxy
Statement on Form PREM14A
                                                            Filed February 12,
2020
                                                            File No. 001-34280

       Dear Mr. Flippin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Finance